Exhibit 99.1 - Press Release issued by Global Self Storage, Inc., dated January 28, 2016

GLOBAL SELF STORAGE ADOPTS
STOCKHOLDER RIGHTS PLAN

New York, NY – January 28, 2016 – Global Self Storage, Inc. (formerly Self Storage Group, Inc.) (the "Company") (NASDAQ: SELF) today announced that its Board of Directors has adopted a stockholder rights plan (the "Rights Plan").  The Rights Plan is designed to ensure that all Company stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Company.  The adoption of the Rights Plan is intended to deter partial and "two step" tender offers or other coercive takeover tactics, and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders.  The Rights Plan was not adopted in response to any known offers for the Company and is similar to stockholder rights plans adopted by many other companies.

To implement the Rights Plan, the Board of Directors declared a dividend distribution of one right for each outstanding share of Company common stock, par value $.01 per share, to holders of record of the shares of common stock at the close of business on January 29, 2016.  Each right entitles the registered holder to purchase from the Company one one-thousandth of a share of preferred stock, par value $.01 per share.  The rights will be distributed as a non-taxable dividend and will expire on January 29, 2026.  The rights will be evidenced by the underlying Company common stock, and no separate preferred stock purchase rights certificates will presently be distributed.  The rights to acquire preferred stock are not immediately exercisable and will become exercisable only if a person or group, other than certain exempt persons, acquires or commences a tender offer for 9.8% or more of the Company's common stock.

If a person or group, other than an Exempt Person (as defined in the Rights Plan agreement), acquires or commences a tender offer for 9.8% or more of the Company's common stock, each holder of a right, except the acquirer, will be entitled, subject to the Company's right to redeem or exchange the right, to exercise, at an exercise price of $12.00, the right for one one-thousandth of a share of the Company's newly-created Series A Participating Preferred Stock, or the number of shares of Company common stock equal to the holder's number of rights multiplied by the exercise price and divided by 50% of the market price of the Company's common stock on the date of the occurrence of such an event. The Company's Board of Directors may terminate the Rights Plan at any time or redeem the rights, for $0.01 per right, at any time before a person acquires 9.8% or more of the Company's common stock.

A summary of the Rights Plan will be made available on the Company's website at www.globalselfstorageinc.com and a copy of the Rights Plan agreement will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The Company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. The Company currently owns and operates, through its wholly owned subsidiaries, seven self storage properties located in New York, Pennsylvania, Illinois, Indiana, and South Carolina. For more information, go to www.globalselfstorageinc.com or visit our self storage customer site at www.globalselfstorage.us.

Cautionary Note Regarding Forward Looking Statements
This release contains certain "forward looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its current expectations or projections indicated in any forward looking statements. These risks include, but are not limited to, real estate risk, leverage and borrowing risk, management risk, and other risks discussed in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise any forward looking statements made herein.

Contact:
Global Self Storage, Inc.
John Ramírez
Secretary
jramirez@globalselfstorageinc.com
1-212-785-0900, ext. 208

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